Exhibit 16.1
CPAs & BUSINESS ADVISORS

November 3, 2008	440 Indiana Street
Suite 200
Golden, CO 80401

303-986-2454
Securities & Exchange Commission	Toll free: 877-882-7929
100 F Street, N.E.	Fax: 303-980-5029
Washington, DC 20549	www.ghbcpa.com
Re:     Summit Hotel Properties, LLC.
Dear Commission:
We have read the statements of Summit Hotel Properties, LLC, included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Summit Hotel Properties, LLC that occurred on November 1, 2008. We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

Gordon, Hughes & Banks, LLP

GOLDEN / DTC / SUMMIT COUNTY / GRAND JUNCTION / BOULDER / VAIL VALLEY AN INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE